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                                                                      EXHIBIT 11


                     W O O L W O R T H C O R P O R A T I O N
                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                     (in millions, except per share amounts)


                                                          1996      1995        1994      1993        1992
                                                        --------  --------    --------  --------    --------
FINANCIAL STATEMENT PRESENTATION
Weighted-average number of common shares
  outstanding                                              133.5     132.9       132.3     131.7       130.8
                                                        ========  ========    ========  ========    ========
Net income (loss)                                       $    169  $   (164)   $     47  $   (495)   $    280
Less:  Preferred dividends                                    --        --          --        --          --
                                                        --------  --------    --------  --------    --------
Net income (loss) applicable to common shareholders     $    169  $   (164)   $     47  $   (495)   $    280
                                                        ========  ========    ========  ========    ========
    Net income (loss) per common share                  $   1.26  $  (1.23)   $   0.36  $  (3.76)   $   2.14
                                                        ========  ========    ========  ========    ========
PRIMARY(1)
Weighted-average number of common shares
  outstanding and common share equivalents                 134.3     132.9       132.3     131.7       131.2
                                                        ========  ========    ========  ========    ========
Net income (loss) applicable to common shares           $    169  $   (164)   $     47  $   (495)   $    280
                                                        ========  ========    ========  ========    ========
    Net income (loss) per common share                  $   1.26  $  (1.23)   $   0.36  $  (3.76)   $   2.13
                                                        ========  ========    ========  ========    ========
FULLY DILUTED(1)(2)
Weighted-average number of common shares outstanding
  and fully diluted common share equivalents               134.5     132.9       132.3     131.9       131.2
Assumed conversion of preferred stock                         --       0.6         0.6       0.6         0.7
                                                        --------  --------    --------  --------    --------
Adjusted weighted-average number of common
  shares and common share equivalents                      134.5     133.5       132.9     132.5       131.9
                                                        ========  ========    ========  ========    ========
Net income (loss) applicable to common shares           $    169  $   (164)   $     47  $   (495)   $    280
                                                        ========  ========    ========  ========    ========
Net income (loss) per common share                      $   1.25  $  (1.23)   $   0.35  $  (3.74)   $   2.12
                                                        ========  ========    ========  ========    ========

(1) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

(2) This calculation is submitted for the 1995 and 1993 net losses in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces anti-dilutive results.